Exhibit 5.1

Bricker Graydon LLP 312 Walnut Street Suite 1800 Cincinnati, OH 45202 513.621.6464 Office www.brickergraydon.com	Richard G. Schmalzl Partner 513.629.2828 Direct Phone rschmalzl@brickergraydon.com

September 6, 2024

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as counsel to Fifth Third Bancorp, an Ohio corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and prospectus filed in connection with the registration of the Corporation’s 4.895% Fixed Rate/Floating Rate Senior Notes due 2030 in the aggregate principal amount of $750,000,000 (the “Senior Debt Securities”) being issued by the Corporation pursuant to the Indenture dated as of April 30, 2008, as amended by Article 4 of a Twelfth Supplemental Indenture dated as of April 25, 2022, between the Corporation and Wilmington Trust Company, as trustee, as such Indenture has been supplemented by a Seventeenth Supplemental Indenture dated as of September 6, 2024 (together, the “Senior Debt Indenture”).

As counsel for the Corporation, we have examined such corporate records, certificates, documents and matters of law as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to statements of the officers of the Corporation and certificates of public officials, we have assumed the same to have been properly given and accurate.

Based upon such examination and the assumptions set forth herein, we are of the opinion that the Senior Debt Securities are valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of Ohio and the laws of the State governing the Senior Debt Securities, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.

Fifth Third Bancorp September 6, 2024 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Validity of the Notes” in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Bricker Graydon LLP

By:	/s/ Richard G. Schmalzl
Richard G. Schmalzl, Partner